Citigroup Global Markets Holdings Inc.	April 19, 2021 Medium-Term Senior Notes, Series N Pricing Supplement No. 2021—USNCH7269 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Callable Fixed to Float Range Accrual Notes Contingent on the CMS Spread and the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX® Banks Index Due April 22, 2041

▪	Variable coupon. The notes will pay interest at a fixed rate specified below for one year following issuance. After the first year, contingent interest will accrue on the notes during each accrual period at the contingent rate specified below only for each elapsed day during that accrual period on which the accrual condition is satisfied. The accrual condition will be satisfied on an elapsed day only if (i) the CMS spread is greater than or equal to the CMS spread barrier (meaning that CMS30 is greater than or equal to CMS2) on that day and (ii) the closing level of each underlying index on that day is greater than or equal to its accrual barrier level. Accordingly, the accrual of interest during each accrual period will be contingent on the CMS spread and the level of each underlying index. The amount of interest payable on the notes may be adversely affected by adverse movements in any one of these variables, regardless of the performance of the others. The notes may pay low or no interest for extended periods of time or even throughout the entire term after the first year.

▪	Call right. We have the right to call the notes for mandatory redemption on any coupon payment date beginning approximately one year after the issue date.

▪	The notes offered by this pricing supplement are unsecured debt notes issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per note
Underlying indices:	Underlying indices	Initial index level*	Accrual barrier level**
	S&P 500® Index	4,163.26	2,914.282
	Russell 2000® Index	2,232.001	1,562.401
	EURO STOXX® Banks Index	89.14	62.398
	* For each underlying index, its closing level on the pricing date ** For each underlying index, 70% of its initial index level
CMS spread:	On any day, the 30-year constant maturity swap rate (“CMS30”) minus the 2-year constant maturity swap rate (“CMS2”) on that day. See “Information About the CMS Spread” in this pricing supplement.
Pricing date:	April 19, 2021
Issue date:	April 22, 2021
Maturity date:	Unless earlier redeemed, April 22, 2041
Payment at maturity:	Unless earlier redeemed, $1,000 per note plus the coupon payment due at maturity, if any
Coupon payment dates:	The 22nd day of each January, April, July and October beginning in July 2021, except that the final coupon payment date will be the maturity date (or the earlier date on which we redeem the notes, if applicable)
Coupon payments:

On each coupon payment date occurring during the first year following issuance of the notes, the notes will pay a fixed coupon of 6.50% per annum, regardless of the CMS spread or the levels of the underlying indices.

On each coupon payment date after the first year (beginning in July 2022), you will receive a coupon payment at an annual rate equal to the variable coupon rate for that coupon payment date. The variable coupon rate for any coupon payment date after the first year will be determined as follows:

contingent rate per annum ×	number of accrual days during the related accrual period
number of elapsed days during the related accrual period

Each coupon payment per note will be equal to (i) $1,000 multiplied by the applicable coupon rate per annum divided by (ii) 4.

If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the variable coupon rate for the related coupon payment date will be less than the full contingent rate, and if there are no accrual days in a given accrual period, the variable coupon rate for the related coupon payment date will be 0%.

Contingent rate:	6.50% per annum
CMS spread barrier:	0.00%
Listing:	The notes will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000	$35	$965
Total:	$130,000	$4,550	$125,450

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the notes is $870.70 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the following hyperlinks:

Product Supplement No. IE-06-06 dated June 4, 2019	Underlying Supplement No. 9 dated October 30, 2020

Prospectus Supplement and Prospectus each dated May 14, 2018

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (CONTINUED)
Accrual period:	For each coupon payment date after the first year following issuance of the notes, the period from and including the immediately preceding coupon payment date to but excluding such coupon payment date
Accrual day:	An elapsed day on which the accrual condition is satisfied
Elapsed day:	Calendar day
Accrual condition:	The accrual condition will be satisfied on an elapsed day if, and only if, (i) the CMS spread is greater than or equal to the CMS spread barrier on that elapsed day and (ii) the closing level of each underlying index is greater than or equal to its accrual barrier level on that elapsed day. For purposes of determining whether the accrual condition is satisfied on any elapsed day, if CMS30 or CMS2 (each, a “CMS rate”) or the closing level of any underlying index is not available for any reason on that day (including weekends and holidays), the applicable CMS rate or the closing level of such underlying index, as applicable, will be assumed to be the same as on the immediately preceding elapsed day (subject to the discussion in the section “Information About the CMS Spread—Discontinuance of a CMS Rate” in this pricing supplement and in the section “Description of the Notes—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” in the accompanying product supplement). In addition, for all elapsed days from and including the fourth-to-last day that is a scheduled trading day for each underlying index in an accrual period to and including the last elapsed day of that accrual period, the CMS rates and the closing levels of the underlying indices will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days.
Early redemption:	We have the right to redeem the notes, in whole and not in part, on any coupon payment date on or after April 22, 2022 upon not less than five business days’ notice for an amount in cash equal to 100% of the stated principal amount of your notes plus the coupon payment due on the date of redemption, if any.
CUSIP / ISIN:	17329F2X1 / US17329F2X11

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect the amount of any variable coupon payment you receive. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” and not in this pricing supplement. In addition, the accompanying underlying supplement contains important disclosures regarding the underlying indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Although the accompanying product supplement contemplates only a single underlying index, the notes are linked to three underlying indices. Each of the provisions in the accompanying product supplement referring to the underlying index shall apply separately to each of the underlying indices to which the notes are linked.

Prospectus. The first sentence of “Description of Debt Securities— Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

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Hypothetical Examples

Variable Coupon Payments

The following table presents examples of hypothetical variable coupon payments after the first year following issuance of the notes based on the number of accrual days in a particular accrual period. For illustrative purposes only, the table assumes an accrual period that contains 90 elapsed days. Your actual coupon payment for any coupon payment date after the first year will depend on the actual number of elapsed days during the relevant accrual period and the actual CMS spread and closing levels of the underlying indices on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Variable Coupon Rate (per Annum)**	Hypothetical Variable Coupon Payment per Note***
0	0.000%	$0.000
1	0.072%	$0.181
10	0.722%	$1.806
15	1.083%	$2.708
20	1.444%	$3.611
25	1.806%	$4.514
30	2.167%	$5.417
35	2.528%	$6.319
40	2.889%	$7.222
45	3.250%	$8.125
50	3.611%	$9.028
55	3.972%	$9.931
60	4.333%	$10.833
65	4.694%	$11.736
70	5.056%	$12.639
75	5.417%	$13.542
80	5.778%	$14.444
85	6.139%	$15.347
90	6.500%	$16.250

_______________________________

* An accrual day is an elapsed day on which the accrual condition is satisfied (i.e., on which the CMS spread is greater than or equal to the CMS spread barrier and the closing level of each underlying index is greater than or equal to its accrual barrier level)

** The hypothetical variable coupon rate per annum is equal to (i) the contingent rate of 6.50% per annum multiplied by (ii) (a) the hypothetical number of accrual days in the related accrual period, divided by (b) 90

*** The hypothetical variable coupon payment per note is equal to (i) $1,000 multiplied by the hypothetical variable coupon rate per annum, divided by (ii) 4

The following four examples illustrate the calculation of the variable coupon rate for a given accrual period based on different hypothetical CMS spread values and underlying index levels. For illustrative purposes only, the examples assume an accrual period that contains 90 elapsed days. Your actual variable coupon payment for any coupon payment date after the first year will depend on the actual number of elapsed days during the relevant accrual period and the actual CMS spread and closing levels of the underlying indices on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Example 1

The CMS spread is greater than or equal to the CMS spread barrier and the closing level of each underlying index is greater than its accrual barrier level for each elapsed day during the entire accrual period. Because the accrual condition is therefore satisfied for each elapsed day during the entire accrual period, the hypothetical variable coupon rate would be 6.50% per annum for that accrual period.

Example 2

The closing level of one of the underlying indices is less than its accrual barrier level for each elapsed day during the entire accrual period and the CMS spread is greater than or equal to the CMS spread barrier for each elapsed day during the entire accrual period. Because

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the accrual condition is not satisfied on any elapsed day during the accrual period, the hypothetical variable coupon rate would be 0.00% per annum for that accrual period.

Example 3

The closing level of each underlying index is greater than its accrual barrier level for each elapsed day during the entire accrual period but the CMS spread is less than the CMS spread barrier for each elapsed day during the entire accrual period. Because the accrual condition is not satisfied on any elapsed day during the accrual period, the hypothetical variable coupon rate would be 0.00% per annum for that accrual period.

Example 4

The closing level of each underlying index is greater than its accrual barrier level for 45 elapsed days during the hypothetical 90-day accrual period and the CMS spread is greater than or equal to the CMS spread barrier for each elapsed day during the entire accrual period. Because the accrual condition is only satisfied for half of the accrual period, the hypothetical variable coupon rate for that accrual period would be 3.25% per annum.

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Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with CMS30, CMS2 and each of the underlying indices. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	The notes offer a variable coupon rate after the first year following issuance, and you may not receive any coupon payment on one or more coupon payment dates. Any variable coupon payment you receive will be paid at a per annum rate equal to the contingent rate only if the accrual condition is satisfied on each elapsed day during the related accrual period. The accrual condition will be satisfied on any elapsed day only if (i) the CMS spread is greater than or equal to the CMS spread barrier on that elapsed day and (ii) the closing level of each underlying index on that elapsed day is greater than or equal to its accrual barrier level. If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be paid at a rate that is less, and possibly significantly less, than the contingent rate. If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be made on the related coupon payment date. Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full contingent rate. Thus, the notes are not a suitable investment for investors who require regular fixed income payments.

▪	The higher potential yield offered by the notes is associated with greater risk that the notes will pay a low or no coupon on one or more coupon payment dates. The notes offer coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities (guaranteed by Citigroup Inc.). These risks include the risk that the variable coupon payments you receive, if any, will result in a yield on the notes that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity that are guaranteed by Citigroup Inc. The volatility of the CMS spread and each of the underlying indices, and the correlation between the underlying indices and between the CMS spread and each underlying index, are important factors affecting this risk. Greater expected volatility and/or lower expected correlation as of the pricing date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the pricing date that, after the first year, you will receive low or no coupon payments on the notes.

▪	The notes are subject to risks associated with the CMS spread and each of the underlying indices and may be negatively affected by adverse movements in any one of these variables, regardless of the performance of the others. The amount of any variable coupon payments you receive will depend on the performance of the CMS spread and each of the underlying indices. If the CMS spread is less than the CMS spread barrier, the notes will pay no coupon even if the closing levels of the underlying indices are consistently greater than or equal to their respective accrual barrier levels. Conversely, even if the CMS spread is consistently greater than or equal to the CMS spread barrier, the notes will pay no coupon if the closing level of any of the underlying indices is less than its accrual barrier level. Moreover, if the closing level of any one of the underlying indices is less than its accrual barrier level, the accrual condition will not be satisfied, and no interest will accrue on the notes, even if the closing level of any other underlying index is significantly greater than its accrual barrier level. Accordingly, you will be subject to risks associated with the CMS spread and each of the underlying indices, and your return on the notes will depend significantly on the relationship between such risks over the term of the notes. If any one performs sufficiently poorly, you may receive low or no variable coupon payments for an extended period of time, or even throughout the entire period following the first year of the term of the notes, even if the others perform favorably.

▪	The accrual condition depends on multiple variables, and you are therefore exposed to greater risks of receiving no variable coupon payments after the first year than if the notes were linked to just one variable. The risk that you will receive no variable coupon payment on one or more coupon payment dates after the first year is greater if you invest in the notes as opposed to substantially similar notes that are linked to the performance of just one variable. With multiple variables, it is more likely that the accrual condition will not be satisfied on any day during an accrual period than if payments on the notes were contingent on only one variable.

▪	The notes will be subject to risks associated with the CMS spread. If the CMS spread is less than the CMS spread barrier on any elapsed day, no interest will accrue on the notes on that elapsed day. If the CMS spread is less than the CMS spread barrier on each elapsed day during an accrual period, the accrual condition will not be satisfied on any elapsed day during that accrual period, and you will receive no coupon payment on the related coupon payment date.

The accrual condition will not depend in part on the absolute level of either CMS30 or CMS2, but rather on the relationship between CMS30 and CMS2—specifically, whether CMS30 is greater than or equal to CMS2. Many factors affect CMS30 and CMS2, such that future values of CMS30 and CMS2 and their relationship are impossible to predict. If CMS30 is consistently less than CMS2, the CMS

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spread will be less than the CMS spread barrier and no interest will accrue on the notes throughout the entire period following the first year of the term of the notes.

Although there is no single factor that determines the CMS spread, the CMS spread has historically tended to fall when short-term interest rates rise. As with CMS rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the notes is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread, possibly to a level that is below the CMS spread barrier. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. Another circumstance when the CMS spread has historically tended to fall and become negative is when the market expects an economic recession. Accordingly, another significant risk assumed by investors in the notes is that the market may anticipate a recession or that there may be a recession.

▪	The notes may be called for mandatory redemption at our option after the first year of their term, which limits your ability to receive variable coupon payments if the CMS spread and the underlying indices perform favorably. In determining whether to redeem the notes, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the notes in the future. If we call the notes for mandatory redemption, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to redeem the notes at a time when the CMS spread and underlying indices are performing favorably from your perspective and when we expect them to continue to do so. Therefore, although the notes offer variable coupon payments after the first year following issuance of the notes with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity, if the notes are paying that higher yield and we expect them to continue to do so, it is more likely that we would redeem the notes. Accordingly, the redemption feature of the notes is likely to limit the benefits you receive from the variable coupon payments. If we exercise our redemption right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Alternatively, if the CMS spread and/or any underlying index is performing unfavorably from your perspective or when we expect it to do so in the future, we are less likely to call the notes, so that you may continue to hold notes paying below-market or no interest for an extended period of time.

▪	The CMS rates and the closing levels of the underlying indices will not be observed on certain days and will be assumed to be the same as on earlier days, which will cause certain days to have a greater weight in determining the variable coupon rate. With respect to an elapsed day on which a CMS rate or the closing level of any underlying index is not available, the applicable CMS rate or closing level of the underlying indices for that day, as applicable, will be deemed to be the same as on the immediately preceding elapsed day on which the rate or level, as applicable, is available. In addition, for all elapsed days from and including the fourth-to-last day that is a scheduled trading day for each underlying index in an accrual period to and including the last elapsed day of that accrual period, the CMS rates and the closing levels of the underlying indices will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days. The relative weighting of the applicable preceding elapsed day will be magnified for purposes of determining whether such elapsed day qualifies as an accrual day. Under these circumstances, if the applicable preceding elapsed day is not an accrual day, each successive day on which the CMS rates or the closing level of that underlying index, as applicable, is not observed will also not qualify as an accrual day. As a result, to the extent that such preceding elapsed day is not an accrual day, such preceding elapsed day will have a greater weight in determining the number of accrual days during an accrual period. This could adversely affect the amount of any variable coupon payment.

▪	The return on the notes will be limited. The return on the notes will be limited to the sum of your coupon payments, even if the closing level of any underlying index greatly exceeds its initial index level at one or more times during the term of the notes. The maximum possible return on the notes after the first year is equal to the contingent rate per annum, which would be achieved only if (i) the CMS spread is greater than or equal to the CMS spread barrier on each elapsed day during the term of the notes after the first year and (ii) the closing level of each underlying index is greater than or equal to its accrual barrier level on each elapsed day during the term of the notes after the first year. You will not receive the dividend yield on, or share in any appreciation of, any underlying index over the term of the notes.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you receive below-market or no variable coupon payments during the term of the notes after the first year. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	You may not be adequately compensated for assuming the risks of the underlying indices. The fixed coupon payments during the first year following issuance of the notes and the variable coupon payments you receive on the notes, if any, after the first year are the compensation you receive for assuming the risks of the underlying indices, as well as all the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon payments after the first year are variable and you may not receive any variable coupon payment after the first year. Second, the fixed coupon payments during the first year following issuance of the securities and the variable coupon payments, if any, after the first year, are the compensation you receive not only for assuming the

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downside risk of the underlying indices, but also for all of the other risks of the notes, including interest rate risk, the risk that we may call the notes and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the notes.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The notes may be riskier than notes with a shorter term. The notes have a relatively long term to maturity, subject to our right to call the notes for mandatory redemption prior to maturity. By purchasing notes with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased notes with a shorter term. Specifically, you will be negatively affected if the CMS spread is less than the CMS spread barrier or if the closing level of any underlying index falls below its accrual barrier level on an elapsed day. If either (i) the CMS spread is less than the CMS spread barrier or (ii) the closing level of any of the underlying indices is less than its accrual barrier level on each day during an entire accrual period, you will be holding a long-dated note that does not pay any coupon for such accrual period.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying indices and the CMS spread, the correlation among the underlying indices and the CMS spread, dividend yields on the stocks that constitute the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s

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Citigroup Global Markets Holdings Inc.

perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying indices and the CMS spread and a number of other factors, including the dividend yields on the stocks that constitute the underlying indices, expectations of future values of the CMS spread, interest rates generally, the positive or negative correlation among the CMS spread and the underlying indices, the time remaining to maturity of the notes and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the CMS spread and/or the underlying indices may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	The Russell 2000® Index is subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	The EURO STOXX® Banks Index is subject to risks associated with non-U.S. markets. Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The performance of the EURO STOXX® Banks Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The closing level of the EURO STOXX® Banks Index is calculated in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX® Banks Index and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the notes, the performance of the EURO STOXX® Banks Index as measured for purposes of the notes will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the stocks included in the EURO STOXX® Banks Index.

▪	The EURO STOXX® Banks Index is subject to concentrated risks associated with the banking industry. All or substantially all of the equity securities included in the EURO STOXX® Banks Index are issued by companies whose primary line of business is directly associated with the banking industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issues. The performance of bank stocks may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition. Competition among banking companies is high and failure to maintain or increase market share may result in lost market share. The factors could affect the banking industry and could affect the value of the equity securities included in the EURO STOXX® Banks Index during the term of the notes, which may adversely affect the value of your notes.

▪	The relationship between CMS30 and CMS2 may be different than the relationship between CMS rates of different maturities. The accrual condition may be less likely to be satisfied than it would be if it were based on a CMS rate with a longer maturity than 30 years or a shorter maturity than 2 years.

PS-8

Citigroup Global Markets Holdings Inc.

▪	CMS30 and CMS2 will be affected by a number of factors and may be highly volatile. CMS30 and CMS2 are influenced by many factors, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates;

•	current market expectations about inflation;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	the perceived general creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

•	general credit and economic conditions in global markets, and particularly in the United States.

As a result of these factors, CMS30 and CMS2 may be highly volatile. Because CMS30 and CMS2 are market rates and are influenced by many factors, it is impossible to predict the future values of CMS30 and CMS2.

The CMS spread will be influenced by a number of complex economic factors, including those that affect CMS rates generally. However, the CMS spread depends not on how the relevant economic factors affect any one CMS rate or even CMS rates generally, but rather on how those factors affect CMS rates of different maturities (i.e., CMS30 and CMS2) differently.

▪	The manner in which CMS rates are calculated may change in the future. The method by which CMS rates are calculated may change in the future, as a result of governmental actions, actions by the publisher of CMS rates or otherwise. We cannot predict whether the method by which CMS rates are calculated will change or what the impact of any such change might be. Any such change could affect CMS rates in a way that has a significant adverse effect on the notes.

▪	Our offering of the notes is not a recommendation of the CMS spread or the underlying indices. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the CMS spread and the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the CMS spread or the underlying indices or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the CMS spread and the underlying indices. These and other activities of our affiliates may affect the CMS spread or the levels of the underlying indices in a way that has a negative impact on your interests as a holder of the notes.

▪	Investing in the notes is not equivalent to investing in any underlying index or the stocks that constitute any underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute any underlying index. You will not participate in any appreciation of any underlying index over the term of the notes.

▪	Adjustments to any underlying index may affect the value of your notes. The sponsors of the underlying indices may add, delete or substitute the stocks that constitute the underlying indices or make other methodological changes that could affect the levels of the underlying indices. The sponsors of the underlying indices may discontinue or suspend calculation or publication of the underlying indices at any time without regard to your interests as a holder of the notes.

▪	Since August 2019, CMS30 and CMS2 have not been published on a significant number of scheduled publication days. If CMS30 or CMS2 is not published and at least three reference bank quotations are not provided, the relevant CMS rate will be determined by the calculation agent. Since August 2019, ICE Benchmark Administration Limited has not published CMS30 and CMS2 on a significant number of scheduled publication days. For example, in March and April 2020, CMS30 and CMS2 were not published on any of the scheduled publication days. It is possible that such non-publication may continue and that the frequency of non-publication may increase. If, with respect to any elapsed day during the term of the securities, CMS30 or CMS2 is not published and at least three reference bank quotations are not provided as further described under “Information About the CMS Spread” in this pricing supplement, the relevant CMS rate will be determined by the calculation agent in good faith and in a commercially reasonable manner. As a result, any such increase in the frequency of non-publication may increase the likelihood that CMS30 or CMS2 for one or more elapsed days will be so determined by the calculation agent. See also “—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.”

▪	Uncertainty about the future of LIBOR may affect CMS rates in a way that adversely affects the return on and the value of the notes. A CMS rate is a market rate for the fixed leg of a fixed-for-floating interest rate swap, where the floating leg is based on 3-month U.S. dollar LIBOR. As a result, CMS rates are significantly influenced by 3-month U.S. dollar LIBOR and expectations about future levels of 3-month U.S. dollar LIBOR. On March 5, 2021, the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that 3-month U.S. dollar LIBOR will either cease to be provided by any administrator or no longer be representative after June 30, 2023. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after June 30, 2023 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. It is also impossible to predict the impact of any LIBOR-related developments on the method of calculation or the values of CMS rates. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, including for purposes of the interest rate swaps underlying CMS rates, and it is impossible to predict the effect of any such alternatives on the value of notes, such as the notes, that are linked to CMS rates. Any changes to 3-month U.S. dollar LIBOR or the calculation of CMS rates, and any uncertainty at what these changes may be, may affect CMS rates in a way that adversely affects your return on and value of the notes.

PS-9

Citigroup Global Markets Holdings Inc.

▪	CMS rates and the levels of the underlying indices may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in the interest rate swaps that are used to determine CMS rates and/or in stocks that constitute the underlying indices and other financial instruments related to such interest rate swaps, the underlying indices or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the interest rate swaps that are used to determine CMS rates and the stocks that constitute the underlying indices and other financial instruments related to such interest rate swaps, the underlying indices or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect CMS rates and/or the levels of the underlying indices in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events or the discontinuance of an underlying index or a CMS rate, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. Any of these determinations made by Citibank, N.A. in its capacity as calculation agent may adversely affect any variable interest payment owed to you under the notes or the amount paid to you at maturity.

PS-10

Citigroup Global Markets Holdings Inc.

Information About the CMS Spread

The “CMS spread” on any day is equal to the 30-year constant maturity swap rate (“CMS30”) minus the 2-year constant maturity swap rate (“CMS2”) on that day. We refer to each of CMS30 and CMS2 as a “CMS rate”.

At any time, each CMS rate is a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with the relevant maturity (30 years for CMS30 and 2 years for CMS2). A conventional fixed-for-floating U.S. dollar interest rate swap is an agreement between two parties to exchange payment streams in U.S. dollars over a given period of time, where one party pays a fixed rate (the “fixed leg”) and the other party pays a floating rate that is reset periodically based on 3-month U.S. dollar LIBOR (the “floating leg”). For example, CMS30 at any given time is a market rate for the fixed leg of a fixed-for-floating U.S. dollar interest rate swap with a maturity of 30 years and a floating rate reset periodically based on 3-month U.S. dollar LIBOR. 3-month U.S. dollar LIBOR is a measure of the rate at which banks lend U.S. dollars to each other for a period of 3 months in the London interbank market.

The accrual condition is based in part on the CMS spread, not on the absolute level of either CMS30 or CMS2. In other words, whether the accrual condition is satisfied on a given elapsed day will depend in part on the relationship between CMS30 and CMS2—specifically, whether CMS30 is greater than or equal to CMS2 (which would result in the CMS spread being greater than or equal to the CMS spread barrier). If CMS30 is not greater than or equal to CMS2 on a given elapsed day, the accrual condition will not be satisfied and interest will not accrue on the notes on that elapsed day.

The CMS spread is a measure of the difference, or spread, between two CMS rates of different maturities. The spread between two CMS rates of different maturities may be affected by numerous complex economic factors. It is not possible to predict whether the spread will be positive or negative at any time in the future. Investors in the notes are taking the risk that the spread between CMS30 and CMS2 will be negative, meaning that CMS30 is less than CMS2.

Although there is no single factor that determines CMS spreads, CMS spreads have historically tended to fall when short-term interest rates rise. As with CMS rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the notes is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread, possibly to a level that is below the CMS spread barrier. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. Another circumstance when the CMS spread has historically tended to fall and become negative is when the market expects an economic recession. Accordingly, another significant risk assumed by investors in the notes is that the market may anticipate a recession or that there may be a recession.

Determination of a CMS Rate

A CMS rate of a given maturity on any date of determination is the rate for U.S. dollar interest rate swaps with that maturity (i.e., 30 years in the case of CMS30 and 2 years in the case of CMS2) appearing on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) as of 11:00 a.m. (New York City time) on that date of determination.

If, however, the applicable CMS rate is not published on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) on any U.S. government securities business day on which such CMS rate is required, then the calculation agent will request mid-market semi-annual swap rate quotations from the principal New York City office of five leading swap dealers in the New York City interbank market (the “reference banks”) at approximately 11:00 a.m., New York City time, on that day. For this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with the applicable maturity, commencing on that day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to U.S. dollar LIBOR with a designated maturity of three months. If at least three quotations are provided, the applicable CMS rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the applicable CMS rate will be determined by the calculation agent in good faith and using its reasonable judgment.

A “U.S. government securities business day” means any day that is not a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CMS rates are calculated by ICE Benchmark Administration Limited based on tradable quotes for U.S. dollar fixed-for-floating interest rate swaps with the applicable maturity that are sourced from electronic trading venues.

Discontinuance of a CMS Rate

If the calculation and publication of a CMS rate is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as the applicable CMS rate, and the calculation agent may deem that rate (the “successor CMS rate”) to be the applicable CMS rate. Upon the selection of any successor CMS rate by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original CMS rate will no longer be deemed to refer to the original CMS rate and will be deemed instead to refer to that successor CMS rate for all purposes. In such event,

PS-11

Citigroup Global Markets Holdings Inc.

the calculation agent will make such adjustments, if any, to any value of the applicable CMS rate that is used for purposes of the notes as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor CMS rate, the calculation agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of a CMS rate is permanently canceled and no successor CMS rate is chosen as described above, then the calculation agent will calculate the value of the applicable CMS rate on each subsequent date of determination in good faith and using its reasonable judgment. Such value, as calculated by the calculation agent, will be the relevant CMS rate for all purposes.

Notwithstanding these alternative arrangements, the cancellation of a CMS rate may adversely affect coupon payments on, and the value of, the notes.

Historical Information

The rate for CMS30 at 11:00 a.m. (New York time) on April 16, 2021 was 1.996%. The rate for CMS2 at 11:00 a.m. (New York time) on April 16, 2021 was 0.280%. As a result, the CMS spread on April 16, 2021 was 1.716%.

The graph below shows the daily value of the CMS spread from January 3, 2011 to April 16, 2021. For days on which CMS30 or CMS2 was not published by Reuters, the graph repeats the CMS spread from the last scheduled publication date on which both CMS30 and CMS2 were published by Reuters. Since August 2019, CMS30 and CMS2 have not been published on a significant number of scheduled publication days. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical values of the CMS spread as an indication of the future values of the CMS spread during the term of the notes.

Historical CMS Spread (%) January 3, 2011 to March 30, 2021

PS-12

Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the notes and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the notes.

Historical Information

The closing level of the S&P 500® Index on April 19, 2021 was 4,163.26.

The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 3, 2011 to April 19, 2021. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index — Historical Closing Levels January 3, 2011 to April 19, 2021

PS-13

Citigroup Global Markets Holdings Inc.

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell.

Please refer to the section “Equity Index Descriptions— The Russell Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Russell 2000® Index from publicly available information and have not independently verified any information regarding the Russell 2000® Index. This pricing supplement relates only to the notes and not to the Russell 2000® Index. We make no representation as to the performance of the Russell 2000® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Russell 2000® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing level of the Russell 2000® Index on April 19, 2021 was 2,232.001.

The graph below shows the closing level of the Russell 2000® Index for each day such level was available from January 3, 2011 to April 19, 2021. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index — Historical Closing Levels January 3, 2011 to April 19, 2021

PS-14

Citigroup Global Markets Holdings Inc.

Information About the EURO STOXX® Banks Index

The EURO STOXX® Banks Index includes companies in the banks supersector within the STOXX® Europe 600 Index, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX® Banks Index is calculated and maintained by STOXX Limited.

Please refer to the section “Equity Index Descriptions— The EURO STOXX® Banks Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the EURO STOXX® Banks Index from publicly available information and have not independently verified any information regarding the EURO STOXX® Banks Index. This pricing supplement relates only to the notes and not to the EURO STOXX® Banks Index. We make no representation as to the performance of the EURO STOXX® Banks Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the EURO STOXX® Banks Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing level of the EURO STOXX® Banks Index on April 19, 2021 was 89.14.

The graph below shows the closing level of the EURO STOXX® Banks Index for each day such level was available from January 3, 2011 to April 19, 2021. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the EURO STOXX® Banks Index as an indication of future performance.

EURO STOXX® Banks Index — Historical Closing Levels January 3, 2011 to April 19, 2021

PS-15

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, the notes will be treated as debt for U.S. federal income tax purposes. Based on the advice of our tax counsel, we intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes and except as stated otherwise the remaining discussion assumes this treatment is respected. The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended.

Under this treatment, stated interest on the notes will be taxable to a U.S. Holder (as defined in the accompanying prospectus supplement) as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of tax accounting. Upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the purchase price paid to acquire the note. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the note for more than one year at the time of disposition.

However, the Internal Revenue Service (the “IRS”) or a court might not agree with the treatment of the notes as variable rate debt instruments. If the notes are not treated as variable rate debt instruments, they will instead be treated as “contingent payment debt instruments.” If the notes were treated as contingent payment debt instruments, (i) a U.S. Holder would be required to recognize interest income based on our “comparable yield” for a similar non-contingent debt instrument and a “projected payment schedule” in respect of the notes, adjusted each year to take account for the difference between the actual and the projected payments in that year, and (ii) gain with respect to a note would be treated as ordinary income.

Subject to the discussions in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying prospectus supplement, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of payments on or amounts received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $35 for each note sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $35 for each note they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the notes are redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect CMS30 or CMS2 or the closing levels of the underlying indices

PS-16

Citigroup Global Markets Holdings Inc.

and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately twelve months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the twelve-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

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(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, General Counsel of Citigroup Global Markets Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated March 19, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on March 19, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, General Counsel of Citigroup Global Markets Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization

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has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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